Exhibit (99)
                                                   Commonwealth Edison Company
                                                   Form 8-K File No. 1-1839

         News Release

  From:  Communications Services
         Commonwealth Edison Company
         One First National Plaza
         Chicago, IL 60690
                                                      (ComEd Logo)
         Sam Falcona - (312) 394-3004                 FOR IMMEDIATE RELEASE
                                                      FRIDAY, JUNE 24, 1994

              COMMONWEALTH EDISON COMPANY CONSOLIDATED EARNINGS (UNAUDITED)
              -------------------------------------------------------------
  TWELVE MONTHS ENDED MAY 31                                       1994 (1)(2)(3)          1993
  --------------------------                                      ---------------    ---------------
  Electric Operating Revenues                                     $ 5,278,206,000    $ 6,095,492,000

  Net Income Before Cumulative Effect of Change in Accounting
    for Income Taxes                                              $    20,203,000    $   475,052,000

  Cumulative Effect of Change in Accounting for Income Taxes      $             0    $     9,738,000

  Net Income                                                      $    20,203,000    $   484,790,000

  Net Income (Loss) on Common Stock                               $   (43,878,000)   $   416,291,000

  Earnings (Loss) Per Common Share Before Cumulative Effect of
    Change in Accounting for Income Taxes                         $         (0.21)   $          1.90

  Cumulative Effect of Change in Accounting for Income Taxes      $          0.00    $          0.05

  Earnings (Loss) Per Common Share                                $         (0.21)   $          1.95

  Average Number of Common Shares Outstanding                         213,691,000        213,187,000

  Total Kilowatthour Sales (thousands)                                 86,857,638         79,052,232

  YEAR TO DATE - MAY 31
  ---------------------
  Electric Operating Revenues                                     $ 2,413,416,000    $ 2,395,651,000

  Net Income Before Cumulative Effect of Change in Accounting
    for Income Taxes                                              $     4,354,000    $    86,853,000

  Cumulative Effect of Change in Accounting for Income Taxes      $             0    $     9,738,000

  Net Income                                                      $     4,354,000    $    96,591,000

  Net Income (Loss) on Common Stock                               $   (21,533,000)   $    68,733,000

  Earnings (Loss) Per Common Share Before Cumulative Effect of
    Change in Accounting for Income Taxes                         $         (0.10)   $          0.27

  Cumulative Effect of Change in Accounting for Income Taxes      $          0.00    $          0.05

  Earnings (Loss) Per Common Share                                $         (0.10)   $          0.32

  Average Number of Common Shares Outstanding                         213,816,000        213,377,000

  Total Kilowatthour Sales (thousands)                                 33,672,235         34,575,509
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                                  See next page for Notes.


                        Notes to Financial Statements
                               May 31, 1994

  (1) A settlement related to various proceedings and matters affecting the Company's rates became final on November 4, 1993. As a result, effective as of November 4, 1993, the Company reduced its rates by approximately $339 million annually and commenced refunding approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid balance, through temporarily reduced rates over an initial refund period scheduled to be twelve months (to be followed by a reconciliation period of no more than five months). The Company had previously deferred the recognition of revenues during 1993 as a result of developments in one of the rate proceedings, which resulted in a reduction to 1993 net income of approximately $160 million. The recording of the effects of the settlement in October 1993 reduced the Company's 1993 net income and retained earnings by approximately $292 million or $1.37 per common share, in addition to the effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million (or $1.26 per common share) in deferred carrying charges, net of income taxes, previously authorized by the Illinois Commerce Commission
      (ICC). The deferred recognition of revenues was eliminated in October 1993 at the time the provisions for revenue refunds related to the settlement, which reflected those deferred revenues, were recorded. Consistent with such treatment of the deferred recognition of revenues in 1993, the financial statements reflect the reclassification of the deferred recognition of revenues from operating revenues to provisions for revenue refunds. This reclassification had no effect on net electric operating revenues.

      A second settlement related to proceedings concerning the Company's fuel adjustment clause became final on November 15, 1993. As a result, effective as of December 2, 1993, the Company commenced paying approximately $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period. The Company recorded the effects of that settlement in October 1993, which effects reduced the Company's 1993 net income and retained earnings by approximately $62 million or $0.29 per common share.

  (2) As of May 31, 1994, the Company had recorded $31.3 million related to an early retirement program announced in February 1994, reflecting the employees who elected during March through May of 1994 to take early retirement. The effects of that recording reduced the Company's net income and retained earnings by approximately $19 million or $0.09 per common share.

  (3) In May 1994, the Company recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction lowered the Company's net income and retained earnings by approximately $33.8 million or $0.16 per common share.